Exhibit 8 DLA Piper Rudnick Gray Cary US LLP 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

October 3, 2005

Board of Directors

Eagle Hospitality Properties Trust, Inc.

100 E. River Center Blvd., Suite 480

Covington, KY 41011

Re: Tax Opinion for REIT Status and Tax Discussion – Form S-3

Ladies and Gentlemen:

We are acting as counsel for Eagle Hospitality Properties Trust, Inc., a Maryland corporation (“EHPT” or the “Company”), in connection with the registration statement on Form S-3 (The “Registration Statement”), as filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which covers the registration: 1) of the resale of 354,872 outstanding shares of the Company’s common stock that may be offered and sold from time to time by certain of the Company’s stockholders; 2) of the issuance of 5,566,352 shares issuable upon the redemption of certain outstanding partnership units in EHP Operating Partnership, L.P. (the “Operating Partnership”); and 3) of the resale of 3,676,462 shares of our common stock, which shares we may issue upon redemption of a like number of units in the Operating Partnership (cumulatively the “Shares”). This opinion letter is furnished to enable the Company to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. (S) 929.601(b)(8), in connection with the Registration Statement.

In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

(1)	the Registration Statement;

(2)	the Articles of Amendment and Restatement of EHPT, dated July 13, 2004, as amended (the “EHPT Charter”);

(3)	the Agreement of Limited Partnership of EHP Operating Partnership, as amended, dated October 6, 2004 (the “EHP Operating Partnership Agreement”);

(4)	the Bylaws of the EPHT, adopted April 16, 2004 (the “EHPT Bylaws”); and

Board of Directors

October 3, 2005

(5)	such other documents as may have been presented to us by EHPT from time to time.

In addition, we have relied upon the factual representations contained in EHPT’s certificate, dated October 3, 2005 (the “EHPT Officer’s Certificate”), executed by a duly appointed officer of EHPT, setting forth certain representations relating to the organization and operation of EHPT, EHP Operating Partnership, and their respective subsidiaries.

For purposes of our opinions, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions. In the course of our representation of EHPT, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in the EHPT Officer’s Certificate or the Reviewed Documents in a material way.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also, with respect to documents we did not prepare ourselves, assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service (“IRS”) except with respect to a taxpayer that receives such a ruling), all as of the date hereof.

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such

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October 3, 2005

documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions:

(i)	EHPT, EHP Operating Partnership and their respective subsidiaries will each be operated in the manner described in the EHPT Charter, the EHPT Bylaws, the EHP Operating Partnership Agreement, the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

(ii)	EHPT is a duly formed corporation under the laws of the State of Maryland; and

(iii)	EHP Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Maryland.

It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. Moreover, the qualification and taxation of EHPT as a real estate investment trust (a “REIT”) depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of EHPT for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, it is our opinion that:

1. EHPT was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable year ended December 31, 2004, and EHPT’s current organization and method of operations will enable it to continue to meet the requirements for qualification and taxation as a REIT.

2. The discussion in the Registration Statement under the heading “Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct in all material respects.

Board of Directors

October 3, 2005

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinions. Other than as expressly stated above, we express no opinion on any issue relating to EHPT or EHP Operating Partnership, or to any investment therein.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues, which we assisted in preparing, in the Registration Statement under the heading “Federal Income Tax Considerations.” We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act, pursuant to Item 601(b)(8) of Regulation S-K, 17 C.F.R § 229.601(b)(8), and the reference to DLA Piper Rudnick Gray Cary US LLP contained under the heading “Legal Matters” in the Prospectus included as part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ DLA PIPER RUDNICK GRAY CARY US LLP